Exhibit 99.1

2 APPLEGATE DRIVE, ROBBINSVILLE, NJ 08691

Company Contact:

Kenneth H. Traub

President & Chief Executive Officer

American Bank Note Holographics, Inc.

Tel. (609) 632-0800

ktraub@abnh.com

DOUGLAS CRANE RESIGNS FROM ABNH BOARD.  CRANE & CO.

PLANNING TO SELL ABNH STOCK TO INSTITUTIONAL INVESTORS.

ROBBINSVILLE, NJ, December 1, 2005 -----  American Bank Note Holographics, Inc. (“ABNH” or the “Company) (OTC Bulletin Board: ABHH), announced today that Douglas Crane resigned from ABNH’s Board of Directors.  Mr. Crane joined the ABNH Board of Directors following Crane & Co.’s investment of approximately $9.3 million for approximately 3.4 million common shares of ABNH stock in June 2000.  Mr. Crane’s resignation follows Crane & Co.’s notice to the Company that it intends to sell some or all of its shares in an orderly manner directly to institutional investors, subject to market conditions and other considerations, based on Crane and Co.’s liquidity needs.

Douglas Crane commented, “I am proud to have participated as a member of ABNH’s Board of Directors.  The Company has done a terrific job, and we continue to be impressed with the Company’s Board, management and business.  Nevertheless, Crane & Co. has its own capital requirements that have prompted our decision to sell our stock, and consequently my resignation from the Board.  We continue to value our commercial relationship with ABNH, and look forward to continuing to watch it prosper.”

Kenneth H. Traub, ABNH’s President and Chief Executive Officer, said: “We are grateful to Doug and Crane & Co. for their support.  Crane & Co.’s investment came at a critical time in ABNH’s history, and provided us with the financial resources to rebuild the Company. We wish Doug well on his future endeavors.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics, Inc. (“ABNH” or the “Company”) is a world leader in the origination, production, and marketing of holograms. ABNH’s products are used primarily for security applications that include protection against the counterfeiting of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. ABNH is based in Robbinsville, New Jersey. For more information, visit www.abnh.com.

ABNH Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This news release does not constitute an offer of any securities for sale.

This release and prior ABNH releases are available on the ABNH website at www.abnh.com.